Exhibit 5(c)


                              Richards, Layton & Finger
                           One Rodney Square, P.O. Box 551
                             Wilmington, Delaware  19899




                                                       January 15, 1997


          TU Electric Capital IV
          TU Electric Capital V
          c/o Texas Utilities Electric Company
          1601 Bryan Street
          Dallas, TX  75201

                    Re:  TU Electric Capital IV and TU Electric Capital V
                         ------------------------------------------------

          Ladies and Gentlemen:

                    We have acted as special Delaware counsel for Texas Utilities Electric Company, a Texas corporation ("Texas Utilities"), and TU Electric Capital IV and TU Electric Capital V, each a Delaware business trust (the "Trusts"), in connection with the matters set forth herein. At your request, this opinion is being furnished to you.

                    For purposes of giving the opinions hereinafter set forth, our examination of documents has been limited to the examination of originals or copies of the following:

                    (a) The Certificates of Trust of the Trusts, each dated as of January 8, 1997 (the "Certificates"), as filed in the office of the Secretary of State of the State of Delaware (the "Secretary of State") on January 14, 1997;

                    (b) The Trust Agreement of each Trust, dated as of January 8, 1997, among Texas Utilities and the trustees of the Trust named therein;

                    (c) The Appointments of Additional Trustees of the Trusts, each dated as of January 15, 1997;

                    (d) The Registration Statement (the "Registration Statement") on Form S-3, of the Trusts relating to undivided beneficial interests in the assets of each Trust (each, a "Security" and collectively, the "Securities"), as proposed to be filed by Texas Utilities and the Trusts with the Securities and Exchange Commission on or about January 15, 1997;

                    (e) A form of Amended and Restated Trust Agreement of each Trust (including Exhibits A, B and D thereto) (each, a "Trust Agreement", and collectively, the "Trust Agreements"), to be entered among Texas Utilities, the trustees of the Trust named therein, and the holders, from time to time, of undivided beneficial interests in the assets of such Trust, attached as an exhibit to the Registration Statement; and

                    (f) Certificates of Good Standing for the Trusts, dated January 15, 1997, obtained from the Secretary of State.

                    Initially capitalized terms used herein and not otherwise defined are used as defined in the Trust Agreement.

                    For purposes of this opinion, we have not reviewed any documents other than the documents listed in paragraphs (a) through (f) above. In particular, we have not reviewed any document (other than the documents listed in paragraphs (a) through (f) above) that is referred to in or incorporated by reference into the documents reviewed by us. We have assumed that there exists no provision in any document that we have not reviewed that is inconsistent with the opinions stated herein.
          We have conducted no independent factual investigation of our own but rather have relied solely upon the foregoing documents, the statements and information set forth therein and the additional matters recited or assumed herein, all of which we have assumed to be true, complete and accurate in all material respects.

                    With respect to all documents examined by us, we have assumed (i) the authenticity of all documents submitted to us as authentic originals, (ii) the conformity with the originals of all documents submitted to us as copies or forms, and (iii) the genuineness of all signatures.

                    For purposes of this opinion, we have assumed (i) that each Trust Agreement constitutes the entire agreement among the parties thereto with respect to the subject matter thereof, including with respect to the creation, operation and termination of the related Trust, and that the Trust Agreements and the Certificates are in full force and effect and have not been amended, (ii) except to the extent provided in paragraph 1 below, the due creation or due organization or due formation, as the case may be, and valid existence in good standing of each party to the documents examined by us under the laws of the jurisdiction governing its creation, organization or formation,
          (iii) the legal capacity of natural persons who are signatories to the documents examined by us, (iv) that each of the parties to the documents examined by us has the power and authority to execute and deliver, and to perform its obligations under such documents, (v) the due authorization, execution and delivery by all parties thereto of all documents examined by us, (vi) the receipt by each Person to whom a Security is to be issued by each Trust (collectively, the "Security Holders") of a certificate in the form attached as Exhibit D to the Trust Agreements evidencing ownership of such Security registered in the name of such Person and the payment for the Security acquired by it, in accordance with a Trust Agreement and the Registration Statement, and (vii) that the Securities are issued and sold to the Security Holders in accordance with Trust Agreement and the Registration Statement. We have not participated in the preparation of the Registration Statement and assume no responsibility for its contents.

                    This opinion is limited to the laws of the State of Delaware (excluding the securities laws of the State of Delaware), and we have not considered and express no opinion on the laws of any other jurisdiction, including federal laws and rules and regulations relating thereto. Our opinions are rendered only with respect to Delaware laws and rules, regulations and orders thereunder which are currently in effect.

                    Based upon the foregoing, and upon our examination of such questions of law and statutes of the State of Delaware as we have considered necessary or appropriate, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

                    1. Each Trust has been duly created and is validly existing in good standing as a business trust under the Delaware Business Trust Act.

                    2. The Securities will represent valid and, subject to the qualifications set forth in paragraph 3 below, fully paid and nonassessable undivided beneficial interests in the assets of the respective Trusts.

                    3. The Security Holders, as beneficial owners of a Trust, will be entitled to the same limitation of personal liability extended to stockholders of private corporations for profit organized under the General Corporation Law of the State of Delaware. We note that the Security Holders may be obligated to make payments as set forth in the related Trust Agreement.

                    We consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. In giving the foregoing consent, we do not thereby admit that we come within the category of Persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder. Except as stated above, without our prior written consent, this opinion may not be furnished or quoted to, or relied upon by, any other Person for any purpose.

                                             Very truly yours,

                                             /s/ Richard, Layton & Finger


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